                          Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        GENEREX BIOTECHNOLOGY CORPORATION
               (Exact name of issuer as specified in its charter)

                 Delaware                               82-0490211
                 --------                               ----------
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)               Identification Number)

                          33 Harbour Square, Suite 202
                        Toronto, Ontario, Canada M5J 2G2
                                  416/364-2551
                    (Address of principal executive offices)

                             2001 Stock Option Plan
                             ----------------------
                              (full title of plan)

               E. Mark Perri, Chairman and Chief Financial Officer
                          33 Harbour Square, Suite 202
                        Toronto, Ontario, Canada M5J 2G2
                     (Name and address of agent for service)

                                  416/364-2551
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                              John G. Chou, Esquire
                           Kimberly G. Scott, Esquire
                      Eckert Seamans Cherin & Mellott, LLC
                         1515 Market Street, Ninth Floor
                           Philadelphia, PA 19102-1909
                                  215/851-8400

                         CALCULATION OF REGISTRATION FEE

Title of                                             Proposed maximum          Proposed maximum              Amount of
Securities to              Amount to be              offering price            aggregate                     registration
be registered              registered (1)            per share                 offering price                fee
-----------------------------------------------------------------------------------------------------------------------------------
Common stock
$.001 par value            1,190,159                 $ 5.64 (2)                $ 6,712,497                    $  618

Common stock
$.001 par value            2,809,841                 $ 4.03 (3)                $11,323,659                    $1,042
                                                                               -----------
                                                                               $18,036,156 (4)

(1) This registration statement covers shares of common stock of Generex Biotechnology Corporation which may be offered or sold pursuant to the 2001 Stock Option Plan. In addition, pursuant to Rule 416(a) and (b) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may become issuable under the registrant's 2001 Stock Option Plan pursuant to anti-dilution and adjustment provisions thereof as a result of stock splits, stock dividends or similar transactions.

(2) Offering prices per share of 1,190,159 shares underlying options already granted under the 2001 Stock Option Plan are calculated pursuant to Rule 457 (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the price at which such outstanding options may be exercised (925,000 shares at $5.19 per share, 110,000 shares at $5.23 per shares, 5,159 shares at $6.54 and 150,000 shares at $8.70).

(3) Offering prices per share of the remaining 2,809,841 shares authorized under the 2001 Stock Option Plan are calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock as reported on the Nasdaq Stock Market's National Market on May 8, 2002 ($4.03).

(4) The proposed maximum offering price is the sum of all the shares and prices set forth in notes (2) and (3).

         This Registration Statement on Form S-8 is filed to register 4,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Generex Biotechnology Corporation for issuance upon the exercise of options granted under the Company's 2001 Stock Option Plan (the "Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents heretofore filed with the Securities and Exchange Commission by Generex Biotechnology Corporation (the "Company") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, filed with the Commission on October 29, 2001, as amended by a Form 10-K/A filed with the Commission on November 27, 2001, as further amended by a Form 10-K/A No. 2 filed with the Commission on February 27, 2002.

         (2) The Company's Quarterly Report on Form 10-Q for the period ended October 31, 2001, filed with the Commission on December 14, 2001.

         (3) The Company's Quarterly Report on Form 10-Q for the period ended January 31, 2002, filed with the Commission on March 15, 2002.

         (4) The Company's Current Report on Form 8-K filed with the Commission on August 15, 2001.

         (5) The Company's Current Report on Form 8-K filed with the Commission on November 8, 2001.

         (6) The Company's Current Report on Form 8-K filed with the Commission on January 7, 2002.

         (7) The Company's Current Report on Form 8-K filed with the Commission on January 23, 2002.

         (8) The Company's Current Report on Form 8-K filed with the Commission on March 1, 2002.

         (9) The description of the Company's Common Stock contained in the Company's Form 10 filed with the Commission on December 14, 1998, as amended by a Form 10/A filed with the Commission on February 24, 1999, and including any amendment or report subsequently filed for the purpose of updating the description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

                  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  The firm of Eckert Seamans Cherin & Mellott, LLC owns 128,181 shares of the Company's Common Stock 30,000 of which it received in payment of legal fees and expenses in 1998 and 98,172 of which it received upon the exercise of warrants in June 1999. The firm was also granted options exercisable for 30,000 shares of Common Stock under the Company's 2000 Stock Option Plan. Members of the firm own additional shares (less than one percent in total) that they purchased from time to time for cash, either from the Company or in the public market.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as employees and agents of the corporation and persons serving at the request of the corporation in certain capacities with other enterprises, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Section 145 of the DGCL also provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The right to indemnification under
Section 145 of the DGCL is in addition to any other rights to indemnification to which a director, officer, employee or agent may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Consistent with Section 145 of the DGCL, Section 5.1 of the Company's Amended and Restated By-Laws (the "By-Laws") provides that:

                  The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was (a) a director or executive officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or, (b) is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or
                  (c) is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time, against all expenses, liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such person is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

         In addition, Section 5.2 of the By-Laws requires the Company to advance expenses reasonably incurred by persons entitled to indemnification under
Section 5.1 of the By-Laws in advance of the final disposition of the matter giving rise to the right to indemnification.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, so long as the provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Article SEVENTH of the Company's Restated Certificate of Incorporation contains a provision eliminating the personal liability of directors to the extent permitted by Section 102(b)(7) of the DGCL. Article SEVENTH further provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the amended DGCL.

 Item 7.  Exemption From Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

     Exhibit
     Number              Description
     ------              -----------

       5 Opinion of Eckert Seamans Cherin & Mellott, LLC regarding the legality of the securities being registered

    23.1.1     Consent of Deloitte & Touche LLP, independent public accountants

    23.1.2     Consent of WithumSmith+Brown, independent public accountants

    23.1.3     Consent of Eckert Seamans Cherin & Mellott, LLC (included in
               Exhibit 5)

     99 Generex Biotechnology Corporation Year 2001 Stock Option Plan, filed as Exhibit 4.2.3. to the Company's 10-K filed with the Commission on October 29, 2001, is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the
"Securities Act");

                  (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, the Company's President, on the 10th day of May, 2002.


                        GENEREX BIOTECHNOLOGY CORPORATION

                                           By:  /s/  Anna E Gluskin
                                                -----------------------
                                                Anna E. Gluskin, President



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Name                                Capacity in which signed                            Date
----                                ------------------------                            ----

/s/ Anna E. Gluskin                 President, Chief Executive Officer                  May 10, 2002
---------------------------         and Director
Anna E. Gluskin

/s/ E. Mark Perri                   Chairman, Chief Financial Officer                   May 10, 2002
------------------                  and Director
E. Mark Perri                       (principal financial and accounting officer)

/s/ Rose C. Perri                   Secretary, Treasurer, Chief Operating               May 10, 2002
------------------                  Officer and Director
Rose C. Perri

/s/ Pankaj Modi*                    Vice President, Research and Development            May 10, 2002
------------------                  and Director
Pankaj Modi

/s/ Michael Hawke*                  Director                                            May 10, 2002
---------------------------
Michael Hawke

/s/ Ivan M. Lieberburg*             Director                                            May 10, 2002
-----------------------
Ivan M. Lieberburg

/s/ Jan Michael Rosen*              Director                                            May 10, 2002
---------------------------
Jan Michael Rosen

*By /s/ E. Mark Perri
---------------------------
E. Mark Perri, as Attorney-in-fact



                        GENEREX BIOTECHNOLOGY CORPORATION

                                  EXHIBIT INDEX

     Exhibit
     Number              Description
     ------              -----------

       5 Opinion of Eckert Seamans Cherin & Mellott, LLC regarding the legality of the securities being registered

    23.1.1     Consent of Deloitte & Touche LLP, independent public accountants

    23.1.2     Consent of WithumSmith+Brown, independent public accountants

    23.1.3     Consent of Eckert Seamans Cherin & Mellott, LLC (included in
               Exhibit 5)

     99 Generex Biotechnology Corporation Year 2001 Stock Option Plan, filed as Exhibit 4.2.3. to the Company's 10-K filed with the Commission on October 29, 2001, is incorporated herein by reference.